Driftwood Ventures, Inc.
1463 Park Drive
Surrey, British Columbia
Canada V3R 5P2

To the Board of Directors of Driftwood Ventures, Inc., a Nevada corporation:

The undersigned, Keith Smith, hereby resigns as Treasurer, Principal Financial Officer and Principal Accounting Officer of Driftwood Ventures, Inc. (the “Company”) effective immediately upon the closing of the transaction contemplated under that certain Securities Purchase Agreement (the “Agreement”) dated October 1, 2007 and entered into by and among the Company’s stockholders listed in Schedule A to the Agreement, and Trinad Capital Master Fund, Ltd.

The undersigned also hereby resigns as director of the Company effective on the expiration of the 10-day period beginning on the date of the Company’s filing and mailing of the Schedule 14f-1 Information Statement with the Securities and Exchange Commission relating to the change in the majority of directors of the Company as contemplated under the Agreement and pursuant to Section 14(f) of the Securities and Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder.

The undersigned also hereby confirms that he has no claim against the Company in respect of any outstanding remuneration or fees of whatever nature.

Date: October 1, 2007	By:	/s/ Keith Smith
Keith Smith